

AEDR FUELS, L.L.C.
Balance Sheet
At June 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

ASSETS
------


Current assets                    $ 0.1
Fixed assets, net                    0.2
                                   -----
          Total assets                    $ 0.3
                                   =====

LIABILITIES AND MEMBER'S EQUITY
-------------------------------

Long-term liabilities                         $ 0.5
Retained earnings                         (0.2)
                                             -----
          Total liabilities and member's equity                    $ 0.3
                                             =====